Michael Young
Chief Strategy Officer & Treasurer
Seacoast Banking Corporation of Florida
(772) 403-0451

SEACOAST BANKING CORPORATION OF FLORIDA APPOINTS THREE NEW INDEPENDENT DIRECTORS

STUART, Fla. – March 26, 2026 (BUSINESS WIRE) – Seacoast Banking Corporation of Florida (“Seacoast”) (NASDAQ: SBCF) announced today that it has appointed Michael (“Mike”) E. Griffin, Kathleen (“Kathy”) B. Kay and Randolph (“Randy”) A. Moore, III, to the Board of Directors of both the company and its bank subsidiary, Seacoast National Bank (“Seacoast Bank”).

“During the first quarter of 2026, we proactively refreshed our Board to align its capabilities with Seacoast’s strategic priorities and to prepare for anticipated director retirements in the coming years,” said Charles M. Shaffer, Chairman and CEO of Seacoast. “By adding directors with deep expertise in Florida commercial real estate, technology and information security, and legal and financial services governance, we are strengthening board oversight, reinforcing disciplined succession planning, and building a governance framework designed to support long‑term shareholder value.”

Mr. Griffin is Vice Chairman and Co‑Head of the Florida region at Savills, Inc., a global commercial real estate advisory firm. He brings more than 22 years of senior‑level commercial real estate experience, having advised some of the largest real estate users across the Southeastern United States. Mr. Griffin previously served as Senior Vice President of Vertical Integration, a full‑service commercial real estate firm acquired by Savills, where he held leadership roles for over eight years. Mr. Griffin’s leadership experience and deep market knowledge are expected to further strengthen the Seacoast and Seacoast Bank Boards’ oversight and strategic perspective.

Ms. Kay is the Executive Vice President and Chief Information Officer at Principal Financial Group® (NASDAQ: PFG), a global financial services firm specializing in retirement solutions, asset management, and workplace benefits for businesses, individuals, and institutional clients. She has held this position since May 2020. In her role, Ms. Kay is responsible for overseeing the company’s global technology and digital strategies, including information technology operations, information security, data and analytics, artificial intelligence, and enterprise innovation. Prior to joining Principal Financial Group in 2020, Ms. Kay served as Senior Vice President and Chief Information Officer of Pacific Gas & Electric Company and has held senior leadership roles at SunTrust, Comerica Bank, and General Motors. Ms. Kay brings deep expertise in cybersecurity, information security, and technology risk management, with responsibility for global IT operations, cyber defense, data and analytics, and digital strategy to the Seacoast and Seacoast Bank boards.

Mr. Moore recently retired as a senior partner from Alston & Bird, LLP, where he practiced law for more than 30 years, focusing on mergers and acquisitions, corporate governance, SEC compliance, and corporate finance, with a particular emphasis on the financial services industry. His practice included extensive experience advising banks and bank holding companies, as well as investment advisers, broker-dealers, and insurance companies. Mr. Moore regularly counseled public and private company boards and executive management teams on complex corporate transactions, public and private offerings of equity, debt, and hybrid securities, and strategic, regulatory and compliance matters. Mr. Moore brings extensive legal, corporate governance, and regulatory expertise to the Seacoast and Seacoast Bank Boards.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)

Seacoast Banking Corporation of Florida (NASDAQ: SBCF) is one of the largest community banks headquartered in Florida with approximately $20.8 billion in assets and $16.3 billion in deposits as of December 31, 2025. Seacoast provides integrated financial services including commercial and consumer banking, wealth management, and mortgage and insurance services to customers at 104 full-service branches across Florida and Georgia, and through advanced mobile and online banking solutions. Seacoast National Bank is the wholly-owned subsidiary bank of Seacoast Banking Corporation of Florida. 19 branches recently acquired in The Villages® community and in North Central Florida will operate under the name Citizens First Bank until Seacoast’s system conversion takes place in 2026. For more information about Seacoast, visit www.SeacoastBanking.com.
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